Filed Pursuant to Rule 424(b)(2)

Registration No. 333-106419

Prospectus Supplement

(To Prospectus Supplement Dated March 16, 2006

and Prospectus Dated April 15, 2004)

SOUTHWEST GAS CORPORATION

COMMON STOCK

Pursuant to a Sales Agency Financing Agreement dated as of March 16, 2006 between Southwest Gas Corporation, a California corporation (the "Company") and BNY Capital Markets, Inc., a registered broker-dealer organized under the laws of New York ("BNYCMI"), which has been filed as an exhibit to a report on Form 8-K with the Securities Exchange Commission ("SEC") on March 16, 2006, and which is incorporated by reference herein, for the quarter ending September 30, 2006, the Company sold, through BNYCMI, as agent of the Company, an aggregate of 279,023 shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), pursuant to ordinary brokers' transactions on the New York Stock Exchange (the "NYSE").

Three Months Ended September 30, 2006
Gross Proceeds to Company	$9,263,652
Commission to Agent	92,622
Net Proceeds to Company	$9,171,030

On September 29, 2006 the last reported sales price of the Common Stock on the NYSE was $33.32.

Note: SEC fees were not used in arriving at any of the above figures.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

BNY CAPITAL MARKETS, INC.

THIS PROSPECTUS SUPPLEMENT IS DATED NOVEMBER 7, 2006